Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-4 of Independent Bank Corp. therein of our report dated March 7, 2018, with respect to the consolidated financial statements of Blue Hills Bancorp, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2017. We further consent to the use of our name and the reference to us appearing under the heading “Experts” in this Registration Statement.

/s/ Wolf & Company, P.C.

Boston, Massachusetts

December 7, 2018